                                                                   EXHIBIT 12



                            FIRST DATA CORPORATION
                                COMPUTATION  OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                      Three Months Ended
                                                           March 31,
                                                      ------------------
                                                        1997      1996
                                                      --------   -------
Earnings:
  Income before income taxes                           $212.8    $172.3
  Interest expense                                       25.3      26.0
  Other adjustments                                      14.5      12.7
                                                       ------    ------

Total earnings (a)                                     $252.6    $211.0
                                                       ======    ======


Fixed charges:
  Interest expense                                      $25.3     $26.0
  Other adjustments                                      14.5      12.7
                                                       ------    ------

Total fixed charges (b)                                 $39.8     $38.7
                                                       ======    ======



Ratio of earnings to
  fixed charges (a / b)                                  6.35      5.45




For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.